Exhibit 10.37

PLEXERA BIOSCIENCE LLC

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is dated as of February 17, 2009 (the “Effective Date”), by and among Plexera Bioscience LLC, a Delaware limited liability company (the “Company”) and Lumera Corporation, a Delaware Corporation (“Lumera”) , and Plexera, LLC, a Delaware limited liability company (“Buyer”).

Recitals

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Company desires to sell to Buyer, and Buyer desires to purchase from Company, the assets and goodwill of the Company, as further set forth below;

WHEREAS, Buyer and Company shall enter into the Ancillary Agreements in order to effectuate the Contemplated Transactions; and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the benefits to accrue to the parties hereto and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Transfer of Assets. Upon the terms and subject to the conditions of this Agreement, Company and Lumera agree to sell to Buyer and Buyer agrees to purchase from Company and Lumera all of the tangible and intangible assets of Company and all of the intangible assets of Lumera relating to the Business, in all cases as listed herein and the exhibits and schedules hereto and all goodwill associated therewith (collectively, the “Transferred Assets”) in exchange for the Purchase Price (as defined below). The closing of the Contemplated Transactions (the “Closing”) shall take place on February 17, 2009, or at such time and place as may be mutually agreed to by Company and Buyer (such date, the “Closing Date”). The purchase price for the Transferred Assets shall be $300,000 (three hundred thousand dollars), less the Patent Maintenance Surplus (the “Purchase Price”). The Purchase Price shall be payable in cash, by company check, by wire transfer or immediately available funds or by alternative means mutually agreed to by Buyer and Company. The Transferred Assets include only the following:

(a) the Subject Intellectual Property listed on Schedule I(a), goodwill associated therewith and licenses and sublicenses granted in respect thereto and rights thereunder;

(b) the machinery, equipment, computers and associated equipment, such as keyboards, monitors and printers, and other equipment, including scientific instrumentation and laboratory supplies, listed on Schedule I(b), including, in addition, the laboratory and other supplies, equipment and documents that were contained in the two laboratories located at the facility located at 19910 N Creek Pkwy Suite 100 Bothell, WA 98011 in which the Business was conducted at the time of the review by representatives of Buyer of assets of the Business during the period January 26 to January 29, 2008, but excluding, for the avoidance of doubt, fixtures, such as fume hoods and laboratory benches with integrated plumbing;

(c) copies of the expired contracts exclusively or principally related to the Business listed on Schedule I(c) (collectively, the “Contracts”);

(d) all inventory and supplies related to the Business (the “Inventory”) listed on Schedule I(d);

(e) all rights under all licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises used or useful solely in connection with the operation of the Business or any pending applications relating to any of the foregoing, including, without limitation, all governmental permits, licenses, authorizations, approvals and consents listed on Schedule I(e);

(f) all computer applications, programs and other software, whether in source or object code and including all related data and documentation, including, without limitation, operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions listed on Schedule I(f) other than such software set forth in Section 3(b) below;

(g) all rights to and in respect of any telephone numbers, websites, e-mail addresses and Internet domain names used solely in the Business (including the, websites, e-mail addresses and Internet domain names) listed on Schedule 1(g);

(h) all cost information, sales and pricing data, customer lists, customer prospect lists, supplier and reseller lists, supplier and reseller records, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, and quality records and reports used or useful solely in the conduct of the Business;

(i) all schematics, diagrams, plans, drawings, instructions and other representations or statements of or for manufacturing or assembling equipment, instruments or devices of the Business or parts thereof, and business records, books, files, plans, documents, correspondence, lists, plats, architectural plans, drawings, notebooks, written technical information, data, specifications, research and development information, originals or copies of contracts and other documents, engineering drawings, operating and maintenance manuals, creative materials, advertising and promotional materials, marketing materials, materials and analyses prepared by consultants and other third parties, studies, reports, equipment repair, maintenance or service records, whether written or electronically stored or otherwise recorded, customers and supplier lists, and whether relating to rights or obligations in effect or expired, in all cases relating to the Business, including without limitation those contained within the box of contracts and other documents that was examined by representatives of Buyer during their review of assets of the business on January 29, 2008;

(j) all materials and information of the Company or its outside intellectual property counsel that was created, collected or reviewed in connection with the preparation, prosecution or maintenance of the Subject Intellectual Property;

(k) all prepaid maintenance fees relating to the patents that are included within the Transferred Assets;

(l) all of the Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business or the Transferred Assets, including claims pursuant to all warranties, awards, advances, bonds, deposits, retentions, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller but not, in any event, any claims under the business insurance policies or any agreements not included in the Transferred Assets; and

(m) all goodwill of the Business.

2. Transferred Assets Sold “As Is”. Company and Buyer agree that the sale of the Transferred Assets by Company is on an “as is” basis. Buyer accepts the Transferred Assets in the condition in which such assets existed as of the date assets of the Business were inspected by representatives of Seller on January 29, 2008. Company makes no representations or warranties regarding the Transferred Assets with respect to the condition of such assets, fitness for a particular purpose or in any other respect, except for the representations contained in Sections 6(e), 6(f) and 6(g).

3. Excluded Assets. The Transferred Assets shall not include any of the following:

(a) office furniture and fixtures, other than personal computers and associated devices such as keyboards, mice, printers and connecting wires, that are not listed on Schedule I(b);

(b) all commercially available software licensed according to standard commercial terms; and

(c) any assets not listed in Section 1 hereof or in exhibits or schedules hereto.

4. Assumed Liabilities. Buyer will not assume any liabilities or obligations of the Business.

5. Representations and Warranties of Buyer.

Buyer makes the following representations and warranties to the Company:

a. Due Organization. Buyer is a Delaware limited liability company, and is validly existing and in good standing under the laws of the jurisdiction of its organization.

b. Authorization. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement and each Ancillary Agreement to which it is (or will be) a party (i) has been (or in the case of Ancillary Agreements to be entered into after the Effective Date, will be) duly executed and delivered by Buyer and (ii) is (or in the case of Ancillary Agreements to be entered into after the Closing, will be) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights or the availability of equitable remedies.

c. No Conflicts; Approvals. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (i) authorization, execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (ii) the consummation of the Contemplated Transactions by Buyer. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of the Contemplated Transactions.

d. Non-Contravention. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it is (or will be) a party, nor the consummation by Buyer of the obligations contemplated hereby or thereby (i) will violate any Legal Requirement applicable to Buyer, (ii) result in the creation or imposition of an encumbrance upon, or the forfeiture of, any Transferred Asset, or (iii) result in a breach or violation of, or default under, the Organizational Documents of Buyer or any agreement to which Buyer is bound.

e. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Buyer directly with the Company without the intervention of any person or entity on behalf of Buyer in such manner as to give rise to any valid claim by any person or entity against Company for a finder’s fee, brokerage commission or similar payment.

6. Representations, Warranties and Agreements of the Company.

a. Due Organization. Company is a Delaware limited liability company, and is validly existing and in good standing under the laws of the jurisdiction of its organization. Lumera is a Delaware corporation, and is validly existing and in good standing under the laws of the jurisdiction of its organization. The Company shall maintain its existence at least until the date that is six (6) months after the date hereof.

b. Authorization. The execution, delivery and performance by Company and by Lumera of this Agreement and each Ancillary Agreement to which it is or either of them (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of Company and Lumera, respectively, and have been duly authorized by all necessary action on the part of Company and Lumera, respectively. This Agreement and each Ancillary Agreement to which it is (or will be) a party (i) has been (or in the case of Ancillary Agreements to be entered into after the Effective Date, will be) duly executed and delivered by Company or Lumera, as the case may be, and (ii) is (or in the case of Ancillary Agreements to be entered into after the Closing, will be) a legal, valid and binding obligation of Company or Lumera, as the case may be, enforceable against Company or Lumera, as the case may be, in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights or the availability of equitable remedies.

c. No Conflicts; Approvals. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (i) authorization, execution, delivery and performance by Company and Lumera of this Agreement and each Ancillary Agreement to which it or either of them is (or will be) a party or (ii) the consummation of the Contemplated Transactions by Company and Lumera. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of the Contemplated Transactions.

d. Non-Contravention. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it is (or will be) a party, nor the consummation by Company and Lumera of the obligations contemplated hereby or thereby (i) will violate any Legal Requirement applicable to Company or Lumera, (ii) result in the creation or imposition of an encumbrance upon, or the forfeiture of, any Transferred Asset, or (iii) result in a breach or violation of, or default under, the Organizational Documents of Company or Lumera or any agreement to which Company or Lumera is bound.

e. Ownership and Transfer of the Transferred Assets. Company is the record and beneficial owner of, and has good and marketable title to, free and clear of any Lien, the Transferred Assets that are not Subject Intellectual Property, and either Company or Lumera, as indicated in Schedule 1(a), is the record and beneficial owner of, and has good and marketable title to, the Subject Intellectual Property, free and clear of any Lien.

f. Subject Intellectual Property. Without limiting the generality of subsection e of this Section 6, no claim or notice has been asserted against the Company or Lumera in writing that the conduct of the Business of the Company or Lumera infringed upon or misappropriated the proprietary rights of any third party. No notice or claim challenging the ownership, validity, registrability, enforceability, use or licensed right to use the Subject Intellectual Property has been received by the Company or Lumera. No other representation except those expressly made in subsection (e) and this subsection (f) of this Section 6 is made with regard to the enforceability of the intellectual property or the possibility of infringement.

g. Preservation of Assets. The tangible Transferred Assets remain in substantially the same state and condition as they existed during the review of assets of the Business by representatives of Buyer on January 29, 2008. The Buyer shall remove all Transferred Assets from their locations at the Company not later than March 16, 2009. All assets that were used principally or exclusively in the Business as it was conducted are owned and possessed either by Lumera or the Company.

h. Confidentiality. The Company shall keep, and shall cause Lumera Corporation, GigOptix LLC and GigOptix, Inc. to keep, all information of and about the Business, including without limitation technical information, customer and supplier lists, and the identify and terms of agreements with research and development partners, confidential and shall not disclose same to any other person or entity without the express written consent of Buyer except solely, after prior written notice to Buyer, to the extent required by law or compulsory legal process. Notwithstanding the foregoing, the Company, Lumera Corporation, GigOptix LLC and GigOptix, Inc shall be entitled to disclose those details of this transaction as required by applicable law or regulation in its public filings with the Securities and Exchange Commission.

i. Survival. Notwithstanding the making of this Agreement, any examination made by or on behalf of the parties hereto and the Closing hereunder, the representations and warranties of the Company and Lumera contained herein or in any other certificate or document delivered pursuant hereto or in connection herewith shall survive until the date that is six (6) months after the date hereof.

7. Expenses and Taxes. Each party shall pay its own costs and expenses in connection the negotiation, Closing and performing its obligations of Contemplated Transactions. Company shall pay any sales, use and other personal property transfer taxes and fees assess on account of the Closing of the Contemplated Transactions.

8. No Objection to Hiring. The Company shall not, and will cause Lumera Corporation, GigOptix LLC and GigOptix, Inc to not, object to Buyer or its successors or assigns employing any person who was a former employee of the Company or Lumera and will terminate, waive and not enforce any non-competition, confidentiality or other agreement with any such person to the extent relating to the Business or in a way that would limit or inhibit such person’s employment by Buyer, performance or services relating to the Business, and Company will permit, and cause Lumera Corporation, GigOptix LLC and GigOptix, Inc to permit, disclosure to Buyer and its successors or assigns, and Buyer’s and such successors’ or assigns’ agents, attorneys and representatives, of confidential or other information of or about Company and relating to the Business, including without limitation technical and scientific information, trade secrets, know-how, market information, customer information, and other business knowledge.

9. Definitions.

a. “Agreement” has the meaning set forth in the introductory paragraph hereof.

b. “Ancillary Agreements” means the Bill of Sale, Patent Assignment, Marks Assignment, and Assignment Agreement, Invention Disclosure Assignment and Domain Name Assignment.

c. “Applicable Law” means, with respect to any party to this Agreement, all domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other Legal Requirement (whether legislatively, judicially, or administratively promulgated) applicable to such party or its Affiliates, properties, assets, officers, directors, employees or agents.

d. “Business” means the business of (i) manufacturing, assembling, selling or otherwise distributing equipment, instruments, or other devices, or parts thereof, that utilize surface plasmon resonance to detect biomolecules, changes in biomolecules or biomolecular activity or that employ micro array technology; and (ii) performing research or development with respect to surface plasmon resonance or micro array or any such equipment, instruments, or devices or parts thereof.

e. “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are authorized to close in the State of Washington.

f. “Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Transferred Assets and (b) the execution, delivery and performance of the Ancillary Agreements.

g. “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

h. “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

i. “Intellectual Property” means all embodiments of, and the entire right, title and interest in and to all proprietary rights of every kind and nature in, including all rights and interests pertaining to or deriving from, any of: (a) patents, patent applications, patent disclosures, copyrights, copyrightable works of expression, derivative works thereof, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, ornamental designs, innovations, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer lists, supplier lists, licensor lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), domain names, works, proprietary data, databases, formulae and research and development data; (b) distinctive identifiers, corporate names, trademarks, trade names, service marks, service names, brands, trade dress and logos, together with all translations, adaptations, derivations and combinations thereof, and the goodwill and activities associated therewith and all improvements thereto; (c) all computer software (whether in source or object code and including all related data and documentation); (d) any and all registrations, applications, recordings, licenses, common-law rights and contracts relating to any of the foregoing; (e) all copies and tangible embodiments thereof, in any and all forms and mediums now known or hereinafter created; and (f) any and all legal actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, reissuances, revisions, reexaminations, continuations, divisions or other extensions of legal protections pertaining thereto.

j. “Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

k. “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, community property right, claim, option, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other restriction, encumbrance or other adverse claim of any kind or character with respect to such property or asset, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

l. “Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, limited liability company agreements, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

m. “Patent Maintenance Surplus” means $10,000 paid to Company pursuant to the Letter of Intent dated as of January 20, 2009, by and among Company, Buyer, Lumera and GigOptix, less any amounts used by Company to pay fees for the maintenance of the patents listed on Schedule I(a) as set forth in such Letter of Intent.

n. “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

o. “Subject Intellectual Property” means all Intellectual Property used exclusively or principally in the Business.

10. Ancillary Agreements. At the Closing, Company shall execute and deliver to the Buyer a Bill of Sale in substantially the form of Exhibit A (“Bill of Sale”), Lumera and Company shall execute and deliver a Patent Assignment in substantially the form of Exhibit B (“Patent Assignment”), each of Lumera and Company will executed and deliver individual patent assignments for each Patent or Patent Application owed by it, Lumera and Company shall execute and deliver a Marks Assignment in substantially the form of Exhibit C (“Marks Assignment”) an Assignment Agreement in substantially the form of Exhibit D (“Assignment Agreement”), an Invention Disclosure Assignment in the form of Exhibit E (“Invention Disclosure Assignment”), a Domain Name Assignment (“Domain Name Assignment”) in the form of Exhibit F, and such other instruments of conveyance and assignment as are reasonably requested by Buyer to vest in Buyer title to the Transferred Assets.

11. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including receipted facsimile transmission) and shall be given,

if to Buyer, to:

Robert M. Mininni

5117 Horton Road

Oriental, NC 28571

with a copy to:

Prof. Jingsung Zhu

Apt 6-80, 68 Sha Shun Lu, Xiao Shang Shan Zhen,

Changping District,

Beijing, China 102211

if to Company, to:

Plexera Bioscience LLC

c/o GigOptix, Inc.

19910 North Creek Parkway

Bothell, WA 98011

Attention: Peter J. Biere

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Christopher J. Austin

12. Further Assurances and Access to Premises. At and after the Closing, each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take, or cause to be taken, such further actions, as the other party hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement. Buyer will have access to the premises used by the Business cost free until March 16, 2009 to facilitate an orderly move of the Transferred Assets out of such premises. Company shall have no obligation to retain any of the tangible Transferred Assets in such premises after March 16, 2009.

13. Succession and Assignment. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving any effect to conflicts of laws principles thereof that would apply the laws of another jurisdiction).

15. Amendment. No change, modification or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the party or parties against whom the same is sought to be enforced.

16. Entire Agreement, Letter of Intent and Amendment to Letter of Intent. This Agreement and the related documents contained as exhibits and schedules hereto or expressly contemplated hereby contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof, including without limitation the Letter of Intent dated January 20, 2009 between Plexera, LLC, GigOptix, Lumera and Company. The exhibits and schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

17. Change of Company Name. Promptly after the closing, Company will change its name to a name that does not include the word “Plexera” or any abbreviation of such word, or any of the words “plasmon” or “resonance.”

18. Heading; Construction. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first hereinabove written.

Company:	Plexera Bioscience LLC
	By:	Lumera Corporation, its sole member

	By:	/s/ Peter J. Biere
	Title:	Treasurer

Lumera Corporation

	By:	/s/ Peter J. Biere
	Title:	Treasurer

Buyer:	Plexera, LLC

	By:	/s/ Robert Mininni
	Title:	Member and Manager